Samaritan Announces $40 Million Common Stock Purchase Agreement and Compliance with AMEX Additional Share Registration

LAS VEGAS--(BUSINESS WIRE)--February 9, 2006--Samaritan Pharmaceuticals Inc. (AMEX:LIV - News) a developer of innovative drugs, announced today, it has entered into a third financial transaction with Fusion Capital; and received approval to list additional shares of its common stock, as part of the $40 million Fusion Capital Common Stock Purchase Agreement from the American Stock Exchange ("AMEX").

On Dec. 29, 2005, Samaritan received notice from the SEC that its $40 million SB-2 registration for a common stock purchase agreement with Fusion Capital Fund II, LLC went effective. Dr. Janet Greeson, CEO of Samaritan stated, "We are very excited to be partnered with such a well respected group as Fusion Capital. We think their third investment is a strong vote of confidence in the technology we are developing and the path of Samaritan Pharmaceuticals."

On January 18, 2006, the Company filed an application to list additional shares on the AMEX.

On February 7, 2006, the Company received a warning letter (Section 301 of the AMEX Company Guide) stating that we issued common stock, in connection to commitment shares with the Fusion Capital Common Stock Purchase Agreement, without first obtaining the AMEX approval for such issuances. Subsequently, on February 8, 2006, the Company received approval notification for the application to list additional shares on the AMEX.

Samaritan Pharmaceuticals: "We LIV....to Save Lives."
Samaritan Pharmaceuticals is a drug development company driven to discover, develop, and commercialize, innovative therapeutics' for AIDS, Alzheimer's, Cancer and Heart disease. Samaritan, in collaboration with Georgetown University, is advancing eight promising compounds, out of its rich pipeline of 250 possible drug candidates, all of which have the potential to create revenue-generating opportunities. Additional information is at www.samaritanpharma.com.

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Disclaimer
The company disclaims any information that is created by an outside party and endorses only information that is communicated by its press releases, filings and Web site. This news release contains forward-looking statements that reflect management's current beliefs about the potential for its drug candidates, science and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company's business, please read the company's latest Form 10-K filed April 15, 2005. The company undertakes no duty to update forward-looking statements.


CONTACT:
Samaritan Pharmaceuticals, Inc.
Gene Boyle
(702) 735-7001
GeneBoyle@SamaritanPharma.com